CONFORMED COPY



                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                       North Fork Bancorporation, Inc.,

                                 Merger Bank

                                     and

                           North Side Savings Bank

                          Dated as of July 15, 1996



                              TABLE OF CONTENTS

                                                               Page

                                  ARTICLE I
                                  THE MERGER

               1.1.    The Merger . . . . . . . . . . . . . . .   2
               1.2.    Effective Time . . . . . . . . . . . . .   2
               1.3.    Effects of the Merger  . . . . . . . . .   3
               1.4.    Conversion of Company Common Stock . . .   3
               1.5.    Stock Options  . . . . . . . . . . . . .   7
               1.6.    Merger Bank Common Stock . . . . . . . .   9
               1.7.    Certificate of Incorporation . . . . . .  10
               1.8.    By-Laws  . . . . . . . . . . . . . . . .  10
               1.9.    Directors and Officers . . . . . . . . .  10
               1.10.   Tax Consequences . . . . . . . . . . . .  11

                                  ARTICLE II
                              EXCHANGE OF SHARES

               2.1.    Parent to Make Shares Available  . . . .  11
               2.2.    Exchange of Shares . . . . . . . . . . .  12

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               3.1.    Corporate Organization . . . . . . . . .  17
               3.2.    Capitalization . . . . . . . . . . . . .  20
               3.3.    Authority; No Violation  . . . . . . . .  23
               3.4.    Consents and Approvals . . . . . . . . .  26
               3.5.    Regulatory Reports; Examinations . . . .  27
               3.6.    Financial Statements . . . . . . . . . .  28
               3.7.    Broker's Fees  . . . . . . . . . . . . .  30
               3.8.    Absence of Certain Changes or Events . .  31
               3.9.    Legal Proceedings  . . . . . . . . . . .  32
               3.10.   Taxes  . . . . . . . . . . . . . . . . .  33
               3.11.   Employees  . . . . . . . . . . . . . . .  36
               3.12.   FDIC Reports.  . . . . . . . . . . . . .  40
               3.13.   Company Information. . . . . . . . . . .  41
               3.14.   Compliance with Applicable Law . . . . .  41
               3.15.   Certain Contracts. . . . . . . . . . . .  42
               3.16.   Agreements with Regulatory Agencies  . .  44
               3.17.   Investment Securities  . . . . . . . . .  45
               3.18.   Takeover Provisions. . . . . . . . . . .  45
               3.19.   Equity and Real Estate Investments . . .  46
               3.20.   Environmental Matters  . . . . . . . . .  46
               3.21.   Derivative Transactions. . . . . . . . .  48
               3.22.   Opinion. . . . . . . . . . . . . . . . .  50
               3.23.   Assistance Agreements. . . . . . . . . .  50
               3.24.   Loan Portfolio.  . . . . . . . . . . . .  51
               3.25.   Property . . . . . . . . . . . . . . . .  53
               3.26.   Rights Agreement . . . . . . . . . . . .  54
               3.27.   Accounting for the Merger;
                         Reorganization . . . . . . . . . . . .  54

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                                  OF PARENT

               4.1.    Corporate Organization . . . . . . . . .  55
               4.2.    Capitalization . . . . . . . . . . . . .  57
               4.3.    Authority; No Violation  . . . . . . . .  59
               4.4.    Consents and Approvals . . . . . . . . .  63
               4.5.    Financial Statements . . . . . . . . . .  64
               4.6.    Broker's Fees  . . . . . . . . . . . . .  66
               4.7.    Absence of Certain Changes or Events . .  67
               4.8.    Legal Proceedings  . . . . . . . . . . .  67
               4.9.    Compliance with Applicable Law . . . . .  68
               4.10.   SEC Reports  . . . . . . . . . . . . . .  69
               4.11.   Parent Information . . . . . . . . . . .  70
               4.12.   Ownership of Company Common Stock  . . .  70
               4.13.   Taxes  . . . . . . . . . . . . . . . . .  70
               4.14.   Employees  . . . . . . . . . . . . . . .  73
               4.15.   Agreements with Regulatory Agencies  . .  76
               4.16.   Regulatory Reports; Examinations . . . .  76
               4.17.   Environmental Matters  . . . . . . . . .  77
               4.18.   Derivative Transactions  . . . . . . . .  79
               4.19.   Loan Portfolio . . . . . . . . . . . . .  80
               4.20.   Property . . . . . . . . . . . . . . . .  82
               4.21.   Investment Securities  . . . . . . . . .  83
               4.22.   Accounting for the Merger;
                         Reorganization . . . . . . . . . . . .  84
               4.23.   Opinion  . . . . . . . . . . . . . . . .  84

                                  ARTICLE V
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

               5.1.    Covenants of the Company . . . . . . . .  84
               5.2.    Covenants of Parent  . . . . . . . . . .  92

                                  ARTICLE VI
                            ADDITIONAL AGREEMENTS

               6.1.    Regulatory Matters.  . . . . . . . . . .  94
               6.2.    Access to Information  . . . . . . . . .  96
               6.3.    Stockholder Meetings . . . . . . . . . .  99
               6.4.    Legal Conditions to Merger . . . . . . . 100
               6.5.    Affiliates . . . . . . . . . . . . . . . 101
               6.6.    Stock Exchange Listing . . . . . . . . . 101
               6.7.    Employee Benefit Plans;
                         Existing Agreements; Employment
                         Agreement. . . . . . . . . . . . . . . 101
               6.8.    Indemnification  . . . . . . . . . . . . 104
               6.9.    Subsequent Interim Financial
                         Statements . . . . . . . . . . . . . . 108
               6.10.   Additional Agreements  . . . . . . . . . 109
               6.11.   Advice of Changes  . . . . . . . . . . . 109
               6.12.   Current Information  . . . . . . . . . . 110
               6.13.   Merger Bank  . . . . . . . . . . . . . . 111
               6.14.   Directorships; Advisory Committee  . . . 111
               6.15.   Accountants' Letters . . . . . . . . . . 113
               6.16.   Parent Rights Agreement  . . . . . . . . 113
               6.17.   Plan of Integration  . . . . . . . . . . 114
               6.18.   Issuance of Treasury Shares  . . . . . . 114

                                 ARTICLE VII
                             CONDITIONS PRECEDENT

               7.1.    Conditions to Each Party's Obligation
                       To Effect the Merger . . . . . . . . . . 114
               7.2.    Conditions to Obligations of Parent  .   116
               7.3.    Conditions to Obligations of
                         the Company  . . . . . . . . . . . . . 121

                                 ARTICLE VIII
                          TERMINATION AND AMENDMENT

               8.1.    Termination  . . . . . . . . . . . . . . 126
               8.2.    Effect of Termination; Expenses  . . . . 131
               8.3.    Amendment  . . . . . . . . . . . . . . . 131
               8.4.    Extension; Waiver  . . . . . . . . . . . 132

                                  ARTICLE IX
                              GENERAL PROVISIONS

               9.1.    Closing  . . . . . . . . . . . . . . . . 133
               9.2.    Alternative Structure  . . . . . . . . . 133
               9.3.    Nonsurvival of Representations,
                         Warranties and Agreements  . . . . . . 134
               9.4.    Expenses . . . . . . . . . . . . . . . . 134
               9.5.    Notices  . . . . . . . . . . . . . . . . 135
               9.6.    Interpretation . . . . . . . . . . . . . 136
               9.7.    Counterparts . . . . . . . . . . . . . . 136
               9.8.    Entire Agreement . . . . . . . . . . . . 136
               9.9.    Governing Law  . . . . . . . . . . . . . 137
               9.10.   Enforcement of Agreement . . . . . . . . 137
               9.11.   Severability . . . . . . . . . . . . . . 137
               9.12.   Publicity  . . . . . . . . . . . . . . . 138
               9.13.   Assignment; No Third Party
                         Beneficiaries  . . . . . . . . . . . . 138



                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER, dated as of July 15, 1996, by and among North Fork Bancorporation, Inc., a Delaware corporation ("Parent"), a New York-chartered savings bank to be formed as a direct wholly owned subsidiary of Parent ("Merger Bank"), and North Side Savings Bank, a New York-chartered stock form savings bank (the "Company"). (Merger Bank and the Company are sometimes collectively referred to herein as the "Constituent Corporations".)

                    WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Merger Bank will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into the Company; and

                    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                  ARTICLE I

                                  THE MERGER

                    1.1.  The Merger.  Subject to the terms and
          conditions of this Agreement, in accordance with the New York Banking Law (the "NYBL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Bank shall merge with and into the Company. The Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of New York. The name of the Surviving Corporation shall be North Side Savings Bank. Upon consummation of the Merger, the separate corporate existence of Merger Bank shall terminate.

                    1.2. Effective Time. The Merger shall become effective at the date and time set forth in the certificate which shall be filed by the Superintendent of Banking of the State of New York Department of Banking (the "Banking Department") on the Closing Date (as defined in Section 9.1 hereof) pursuant to Section 601-b of the NYBL. The term "Effective Time" shall be the date and time when the Merger becomes effective.

                    1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 602 of the NYBL.

                    1.4.  Conversion of Company Common Stock.

                         (a)  At the Effective Time, subject to
          Section 2.2(e) and Section 8.1(g) hereof and the last sentence of this Section 1.4(a), each share of the common stock, par value $1.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock held (1) in the Company's treasury or (2) directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof) and (y) Dissenting Shares (as defined in Section 1.4(c) hereof), if any) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for
          1.556 shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.2 hereof) associated therewith).
          All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

                         (b)  At the Effective Time, all shares of
          Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

                         (c)  Notwithstanding anything in this
          Agreement to the contrary, if, and to the extent required by law, dissenters rights are available to holders of Company Common Stock, then any shares of Company Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted such shares in favor of the Merger and who shall have filed with the Company a written objection to the Merger and a demand for appraisal of such shares in the manner provided in Section 6022 of the NYBL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the consideration provided for in Section 1.4(a) hereof, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 6022 of the NYBL. The Company shall (x) give Parent prompt written notice of the receipt of any notice from a stockholder of his intent to demand payment for his shares, (y) not settle or offer to settle any such demands without the prior written consent of Parent and (z) not, without the prior written consent of Parent, waive any failure to timely deliver a written objection to the Merger and a demand for appraisal of such shares in accordance with
          Section 6022 of the NYBL.

                    1.5.  Stock Options.  (a) At the Effective
          Time, each option granted by the Company (a "Company Option") to purchase shares of Company Common Stock which is outstanding and unexercised immediately prior thereto shall, except as otherwise provided in Section 1.5(c) hereof, be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's Amended and Restated Long-Term Incentive and Capital Accumulation Plan (the "Option Plan")):

                         (1)  The number of shares of Parent
               Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                         (2)  The exercise price per share of
               Parent Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

          The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Parent.

                         (b)  Within ten days after the Effective
          Time, Parent shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Parent Common Stock subject to options to acquire Parent Common Stock issued pursuant to Section 1.5(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                         (c)  Without limiting the foregoing, and
          provided that the right contained in this paragraph (c) is not inconsistent with any of the conditions contained in Article VII hereof, each holder of a Company Option shall have the right (which right shall be exercised at least 5 days prior to the Closing Date by written notice to Parent) to elect, in lieu of the provisions of Section 1.5(a), to convert, at the Effective Time, all or a portion of his or her Company Options which have not been exercised and which have not expired prior to the Effective Time into the right to receive such number of shares (rounded to the nearest whole share) of Parent Common Stock as are equal in value (determined by valuing each share of Parent Common Stock at the Average Closing Price (as defined in Section 8.1(g)) to the excess of (i) the product of the number of shares of Company Common Stock subject to such option, the Exchange Ratio and the Average Closing Price over (ii) the aggregate exercise price of such option.

                    1.6.  Merger Bank Common Stock.  Each of the
          shares of common stock of Merger Bank, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger, automatically and without any action on the part of Parent, become and be converted into one share of common stock of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

                    1.7.  Certificate of Incorporation.  At the
          Effective Time, the Restated Organization Certificate of the Company, as in effect at the Effective Time, shall be the Organization Certificate of the Surviving
          Corporation.

                    1.8. By-Laws. At the Effective Time, the By-Laws of Merger Bank, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                    1.9.  Directors and Officers.  Except as set
          forth in Section 6.14 hereof, the directors and officers of Merger Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Organization Certificate and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                    1.10. Tax Consequences. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

                                  ARTICLE II

                              EXCHANGE OF SHARES

                    2.1. Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the "Exchange Agent") selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this
          Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

                    2.2.  Exchange of Shares.  (a)  As soon as
          practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                         (b)  No dividends or other distributions
          declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
          Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

                         (c)  If any certificate representing
          shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                         (d)  After the Effective Time, there shall
          be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

                         (e)  Notwithstanding anything to the
          contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal (or, if not reported thereby, another authoritative source) for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to
          Section 1.4 hereof.

                         (f)  Any portion of the Exchange Fund that
          remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Bank, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                         (g)  In the event any Certificate shall
          have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    The Company hereby represents and warrants to Parent as follows:

                    3.1. Corporate Organization. (a) The Company is a savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Company. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. The Restated Organization Certificate and Amended and Restated Bylaws of the Company, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, any effect that (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as whole or the Company and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company, Parent or Merger Bank to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby and
          (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                         (b)  Each of the Company's Subsidiaries is
          a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The certificate of incorporation, by-laws or similar governing documents of each Subsidiary of the Company, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                         (c)  The minute books of the Company and
          each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1992 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                    3.2.  Capitalization.  (a) The authorized
          capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). As of the date of this Agreement, there are (x) 4,833,997 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 394,340 shares of Company Common Stock reserved for issuance pursuant to the Option Plan and (ii) 961,965 shares of Company Common Stock reserved for issuance upon exercise of the option issued to Parent pursuant to the Stock Option Agreement, dated as of the date hereof, between Parent and the Company (the "Option Agreement") and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise, except for 100,000 shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the rights distributed to holders of the Company Common Stock pursuant to the Rights Agreement, dated as of April 18, 1996, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except as provided in Section 114 of the NYBL. Except as referred to above or reflected in Section 3.2(a) of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Company Disclosure Schedule") and except for the Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company and none of the options granted under the Option Plan have related Appreciation Rights (as such term is defined in the Option Plan). The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Option Plan are set forth in Section 3.2(a) of the Company Disclosure Schedule.

                         (b)  Section 3.2(b) of the Company
          Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
          No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

                    3.3.  Authority; No Violation.  (a)  The
          Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of Parent and Merger Bank) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                         (b)  Except as set forth in Section 3.3(b)
          of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Restated Organization Certificate or Amended and Restated By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in
          Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company.

                    3.4.  Consents and Approvals.  (a)  Except for
          (i) the filing of applications or notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such applications or notices, (ii) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, (iii) the filing of an application with the Banking Department and approval of such application, (iv) the filing with the SEC and the FDIC of a joint proxy statement in definitive form relating to the meetings of the Company's stockholders and Parent's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (v) the approval of this Agreement by the requisite vote of the stockholders of the Company, (vi) review of this Agreement and the transactions contemplated hereby by the U.S. Department of Justice ("DOJ") under federal antitrust laws, and
          (vii) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, as defined in Section 3(a)(26) of the Exchange Act (each a "Governmental Entity"), or with any third party are necessary on behalf of the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

                         (b)  As of the date hereof, the Company is
          not aware of any reasons relating to the Company or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

                    3.5.  Regulatory Reports; Examinations.  The
          Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1991 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1991. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

                    3.6.  Financial Statements.  The Company has
          previously delivered to Parent copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of September 30 for the fiscal years 1994 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in the Company's Annual Report on Form F-2 for the fiscal year ended September 30, 1995 filed with the FDIC pursuant to the rules and regulations of the FDIC, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to the Company, and (b) the unaudited consolidated statements of condition of the Company and its Subsidiaries as of March 31, 1996 and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the six-month periods then ended as reported in the Company's Quarterly Report on Form F-4 for the period ended March 31, 1996 filed with the FDIC pursuant to the rules and regulations of the FDIC. The September 30, 1995 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in
          Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form F-
          4. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                    3.7. Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that the Company has engaged, and will pay a fee or commission to, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between the Company and Sandler O'Neill, a true, complete and correct copy of which has been previously delivered by the Company to Parent.

                    3.8.  Absence of Certain Changes or Events.
          (a) Except as may be set forth in Section 3.8(a) of the Company Disclosure Schedule, (i) since March 31, 1996, neither the Company nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) since March 31, 1996, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) for the period from March 31, 1996 up until the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices (excluding the execution of this Agreement and related matters).

                         (b)  Except as set forth in Section 3.8(b)
          of the Company Disclosure Schedule, since September 30, 1995, neither the Company nor any of its Subsidiaries has
          (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 1995 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1995 as listed in Section 3.8 of the Company Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

                    3.9.  Legal Proceedings.  (a)  Except as set
          forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on the Company.

                         (b)  There is no injunction, order,
          judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

                    3.10.  Taxes. (a)  Except as set forth in
          Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined). No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries.
          Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due,
          (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither the Company nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

                         (b)  Except as set forth in Section
          3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly (including, without limitation, through partnerships, corporations, trusts or other entities), interests in real property ("Real Property Interests") situated in (A) New York State, which by reason of the Merger would be subject to either (i) the New York State Real Property Gains Tax, (ii) the New York State Real Property Transfer Tax, or (iii) the New York City Real Property Transfer Tax (collectively, the "New York Transfer Taxes"), or (B) any state other than New York State which by reason of the Merger would be subject to any tax similar to the New York Transfer Taxes. For purposes of this Section 3.10(b), Real Property Interests include, without limitation, titles in fee, leasehold interests, beneficial interests, encumbrances, development rights or any other interests with the right to use or occupy real property or the right to receive rents, profits or other income derived therefrom, or any options or contracts to purchase real property.

                         (c)  For purposes of this Agreement,
          "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                         (d)  For purposes of this Agreement, "Tax
          Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

                    3.11. Employees. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement (including, without limitation, each employment, severance and similar agreement) that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any director, employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

                         (b)  The Company has heretofore delivered
          to Parent true and complete copies of each of the Plans and all related documents, including but not limited to
          (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

                         (c)  Except as set forth in Section
          3.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not
          (y) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

                    3.12.  FDIC Reports.  The Company has
          previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1992 by the Company with the FDIC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules and regulations of the FDIC (the "Company Reports") and (b) communication mailed by the Company to its stockholders since January 1, 1992, and no such Company Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it pursuant to the rules and regulations of the FDIC, and, as of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the FDIC with respect thereto.

                    3.13.  Company Information.  The information
          relating to the Company and its Subsidiaries to be contained in (whether directly or incorporated by reference) in the Proxy Statement and the registration statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                    3.14.  Compliance with Applicable Law.  The
          Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

                    3.15. Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, plan, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is an agreement, not otherwise described by clause
          (iii) hereof, involving the payment by the Company or any of its Subsidiaries of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries, or
          (vi) under which any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, plan, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered to Parent true, complete and correct copies of each Company Contract and any amendments or modifications thereof.

                         (b)  Except as set forth in Section
          3.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect on the Company, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company and (iv) no other party to such Company Contract is, to the best knowledge of the Company, in default in any respect thereunder, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company.

                    3.16.  Agreements with Regulatory Agencies.
          Except as set forth in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section
          3.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                    3.17. Investment Securities. Section 3.17 of the Company Disclosure Schedule sets forth the book and market value as of June 30, 1996 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries.
          Section 3.17 of the Company Disclosure Schedule sets forth an investment securities report as of June 30, 1996 which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

                    3.18.  Takeover Provisions.  The provisions of
          Article XI of the Company's Restated Organization Certificate will not, assuming the accuracy of the representations contained in Section 4.12 hereof, apply to this Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.

                    3.19.  Equity and Real Estate Investments.
          Except as set forth in Section 3.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any (i) equity investments other than investments in wholly owned Subsidiaries, or (ii) investments in real estate, other than assets classified as "other real estate owned" and set forth in Section 3.24 of the Company Disclosure Schedule, or real estate development projects.

                    3.20.  Environmental Matters.  Except as set
          forth in Section 3.20 of the Company Disclosure Schedule:

                         (a)  To the best of the Company's
          knowledge, each of the Company, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials (collectively, "Hazardous Materials") in the environment or workplace ("Environmental Laws"), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on the Company;

                         (b)  There is no suit, claim, action or
          proceeding, pending or, to the best of the Company's knowledge, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not had, and cannot be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Effect on the Company;

                         (c)  To the best knowledge of the Company,
          during and prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on the Company; and

                         (d)  The following definitions apply for
          purposes of this Section 3.20: (x) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

                    3.21. Derivative Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, since September 30, 1995, neither the Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries to the extent required by GAAP, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

                    3.22.  Opinion.  The Company has received a
          written opinion from Sandler O'Neill to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                    3.23.  Assistance Agreements.  Except as set
          forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Company or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any Governmental Entity. Each agreement set forth in Section
          3.23 of the Company Disclosure Schedule has not been amended and is valid and binding and in full force and effect. There have been no conflicts or disputes between the Company and its Subsidiaries, on the one hand, and the FDIC, on the other, regarding the interpretation or performance of the each such agreement and neither the Company nor any of its Subsidiaries has taken any action which has prejudiced, compromised, terminated or altered the rights or remedies of the Company or any of its Subsidiaries under each such agreement.

                    3.24.  Loan Portfolio.  (a)  Except as set
          forth in Section 3.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan as of the date of this Agreement with any director, executive officer or, to the best of the Company's knowledge, greater than five percent stockholder of the Company or any of its Subsidiaries, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.24 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of the Company and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

                         (b)  Each Loan in original principal
          amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Company.

                    3.25. Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of the Company as of September 30, 1995 or acquired after such date, except (i) liens for taxes not yet due and payable,
          (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent or (iv) for dispositions and encumbrances of, or on, such properties or assets for adequate consideration in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property which, individually or in the aggregate, are material are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any other party thereto is in default in any material respect thereunder.

                    3.26. Rights Agreement. The amendment to the Rights Agreement attached hereto as Exhibit 3.26 has been duly authorized and adopted by the Company and will be duly executed and effective promptly after the date of this Agreement. Parent will not become an "Acquiring Person" and no "Stock Acquisition Date", "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Option Agreement by the Company or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the acquisition of shares of Company Common Stock pursuant to the Option Agreement.

                    3.27.  Accounting for the Merger;
          Reorganization. As of the date hereof, the Company has no reason to believe that the Merger will fail to qualify
          (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                  OF PARENT

                    Parent hereby represents and warrants to the Company as follows:

                    4.1. Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Parent, copies of which have previously been delivered to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                         (b)  Upon its formation, Merger Bank will
          be a savings bank duly organized, validly existing and in good standing under the laws of the State of New York. Each other Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

                         (c)  The minute books of Parent and each
          of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1992 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                    4.2. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of June 30, 1996, there were 24,118,315 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding, and 924,437 shares of Parent Common Stock held in Parent's treasury. As of the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that 369,661 shares of Parent Common Stock were reserved for issuance pursuant to the Parent's dividend reinvestment and stock purchase plans, 928,115 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Parent 1989 Executive Stock Option Plan, the Parent 1994 Key Employee Stock Plan and the Parent Secondary Stock Option Plan (collectively, the "Parent Stock Plans"), 144,054 shares of Parent Common Stock were reserved for issuance under Parent's 401(k) plan, and 500,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Rights Agreement, dated as of February 28, 1989, between Parent and the Bank, as Rights Agent (the "Parent Rights Agreement"). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the Disclosure Schedule which is being delivered by Parent to the Company herewith (the "Parent Disclosure Schedule") and the Parent Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                         (b)  Section 4.2(b) of the Parent
          Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Parent as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
          As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                    4.3. Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Parent's stockholders, no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                         (b)  Upon its formation, Merger Bank will
          have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved by the Board of Directors of Merger Bank and by Parent as the sole stockholder of Merger Bank, and, upon such approval, no other corporate proceedings on the part of Merger Bank will be necessary to consummate the transactions contemplated hereby. This Agreement will be duly and validly executed and delivered by Merger Bank and (assuming due authorization, execution and delivery by the Company) will constitute a valid and binding obligation of Merger Bank, enforceable against Merger Bank in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                         (c)  Except as set forth in Section 4.3(c)
          of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Bank, nor the consummation by Parent or Merger Bank, as the case may be, of the transactions contemplated hereby, nor compliance by Parent or Merger Bank, as the case may be, with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained,
          (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Parent.

                    4.4.  Consents and Approvals.  (a)  Except for
          (i) the filing of applications or notices, as applicable, with the Federal Reserve Board under the BHC Act, and approval of such applications or notices, (ii) the filing of an application with the FDIC under the Bank Merger Act and approval of such applications and notices, (iii) the filing of an application with the Banking Department and approval of such application, (iv) the filing with the FDIC and the SEC of the Proxy Statement and with the SEC of the S-4, (v) the approval of this Agreement by the requisite vote of the stockholders of Parent, (vi) review of this Agreement and the transactions contemplated hereby by the DOJ under federal antitrust laws, (vii) the filing of an application with the NYSE to list the Parent Common Stock to be issued in the Merger on the NYSE and the approval of such application, and (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (ix) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Parent in connection with (1) the execution and delivery by Parent and Merger Bank of this Agreement and (2) the consummation by Parent and Merger Bank of the Merger and the other transactions contemplated hereby.

                         (b)  As of the date hereof, Parent is not
          aware of any reasons relating to Parent or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

                    4.5.  Financial Statements.  Parent has
          previously delivered to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 1995 and March 31, 1996 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1996 filed with the SEC under the Exchange Act. The December 31, 1995 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in
          Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                    4.6.  Broker's Fees.  Neither Parent nor any
          Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that Parent has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc. ("KBW") in accordance with the terms of a letter agreement between Parent and KBW, a true, complete and correct copy of which has been previously delivered by Parent to the Company.

                    4.7.  Absence of Certain Changes or Events.
          Except as may be set forth in Section 4.7 of the Parent Disclosure Schedule, since March 31, 1996, (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of business consistent with their past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and except in connection with acquisitions permitted by
          Section 5.2(e) hereof and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Parent.

                    4.8.  Legal Proceedings.  (a)  Except as set
          forth in Section 4.8 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Parent.

                         (b)  There is no injunction, order,
          judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on Parent.

                    4.9. Compliance with Applicable Law. Parent and each of its Subsidiaries holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any material violations of any of the above.

                    4.10. SEC Reports. Parent has previously made available to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1992 by Parent with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its shareholders since January 1, 1992, and no such Parent Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                    4.11.  Parent Information.  The information
          relating to Parent and its Subsidiaries to be contained in (whether directly or incorporated by reference) the Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                    4.12.  Ownership of Company Common Stock.
          Except for the Option Agreement and as set forth in
          Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

                    4.13.  Taxes.  Except as set forth in Section
          4.13 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of Parent, threatened against or with respect to Parent or any of its Subsidiaries. Except as set forth in Section 4.13 of the Parent Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Parent nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Parent was the parent of the group filing such Tax Return, (v) neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code),
          (vi) neither Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to
          Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither Parent nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither Parent nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

                    4.14. Employees. (a) Section 4.14(a) of the Parent Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement (including, without limitation, each employment, severance and similar agreement) that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Parent Plans") by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any director, employee or former employee of Parent, any Subsidiary or any ERISA Affiliate.

                    (b) Except as set forth in Section 4.14(b) of the Parent Disclosure Schedule, (i) each of the Parent Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Parent Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Parent is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
          Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, (vi) no Parent Plan is a "multiemployer pension plan," as such term is defined in
          Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Parent, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Parent, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
          Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of Parent or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase in the amount of compensation due any such employee or officer.

                    4.15.  Agreements with Regulatory Agencies.
          Except as set forth in Section 4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
          4.15 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement.

                    4.16.  Regulatory Reports; Examinations.
          Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1991 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Parent and its Subsidiaries, except as set forth in
          Section 4.16 of Parent Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1991. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

                    4.17.  Environmental Matters.  Except as set
          forth in Section 4.17 of the Parent Disclosure Schedule:

                         (a)  To the best of Parent's knowledge,
          each of Parent, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable Environmental Laws, except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Parent;

                         (b)  There is no suit, claim, action or
          proceeding, pending or, to the best of Parent's knowledge, threatened, before any Governmental Entity or other forum in which Parent any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not had, and cannot be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Effect on Parent;

                         (c)  To the best knowledge of Parent,
          during and prior to the period of (x) Parent's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Parent's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Parent; and

                         (d)  The following definitions apply for
          purposes of this Section 4.17: (x) "Loan Property" means any property in which Parent or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

                    4.18. Derivative Transactions. Except as set forth in Section 4.18 of the Parent Disclosure Schedule, since December 31, 1995, neither Parent nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Parent or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Parent and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Parent and such Subsidiaries to the extent required by GAAP consistently applied, and no open exposure of Parent or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

                    4.19.  Loan Portfolio.  (a)  Except as set
          forth in Section 4.19 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan as of the date of this Agreement with any director, executive officer or, to the best of Parent's knowledge, greater than five percent stockholder of Parent or any of its Subsidiaries, or to the best knowledge of Parent, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.19 of the Parent Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of Parent or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Parent and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Parent that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

                         (b)  Each Loan in original principal
          amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Parent.

                    4.20.  Property.  Each of Parent and its
          Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of Parent as of December 31, 1995 or acquired after such date, except
          (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent or (iv) for dispositions and encumbrances of, or on, such properties and assets for adequate consideration in the ordinary course of business. All leases pursuant to which Parent or any Subsidiary, as lessee, leases real or personal property which, individually or in the aggregate, are material are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the best knowledge of Parent, any other party thereto is in default in any material respect thereunder.

                    4.21. Investment Securities. Section 4.21 of the Parent Disclosure Schedule sets forth the book and market value as of June 30, 1996 of the investment securities, mortgage backed securities and securities held for sale of Parent and its Subsidiaries. Section
          4.21 of the Company Disclosure Schedule sets forth an investment securities report as of June 30, 1996 which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

                    4.22.  Accounting for the Merger;
          Reorganization.  Assuming compliance by Parent with
          Section 6.15 hereof, as of the date hereof, Parent has no reason to believe that the Merger will fail to qualify
          (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

                    4.23. Opinion. Parent has received an opinion from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the aggregate consideration to be issued by Parent pursuant to this Agreement is fair to Parent and its stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                  ARTICLE V

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

                    5.1.  Covenants of the Company.  During the
          period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

                         (a)  declare or pay any dividends on, or
          make other distributions in respect of, any shares of its capital stock, other than normal quarterly dividends in an amount not in excess of the most recent quarterly dividend paid in respect of each share of the Company Common Stock, which dividends shall have the same record and payment dates as the record and payment dates relating to dividends on the Parent Common Stock, it being the intention of the parties that the shareholders of the Company receive dividends for any particular quarter on either the Company Common Stock or the Parent Common Stock but not both;

                         (b)  (i) split, combine or reclassify any
          shares of its capital stock or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company;

                         (c)  issue, deliver or sell, or authorize
          or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Option Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms, (ii) pursuant to the Option Agreement, and (iii) pursuant to the Rights Agreement;

                         (d)  amend its Restated Organization
          Certificate, Amended and Restated By-laws or other similar governing documents;

                         (e)  authorize or permit any of its
          officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations, or (iii) provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1(e). The Company will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Parent in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement and the Option Agreement;

                         (f)  make any capital expenditures other
          than expenditures which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 individually and $200,000 in the aggregate;

                         (g)  enter into any new line of business;

                         (h)  acquire or agree to acquire, by
          merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                         (i)  take any action that is intended or
          may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                         (j)  change its methods of accounting in
          effect at September 30, 1995, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                         (k)  (i) except as required by applicable
          law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                         (l)  take or cause to be taken any action
          which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall prevent the Company from taking any action required by the Option Agreement;

                         (m)  other than activities in the ordinary
          course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                         (n)  other than in the ordinary course of
          business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                         (o)  file any application to relocate or
          terminate the operations of any banking office;

                         (p)  make any equity investment or
          commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                         (q)  create, renew, amend or terminate or
          give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

                         (r)  take any action which would cause the
          termination or cancellation by the FDIC of insurance in respect of the Company's deposits;

                         (s)  make any loan or other extension of
          credit, or commit to make any such loan or extension of credit, to any director or officer of the Company or any of its Subsidiaries without giving Parent five days' notice in advance of the Company's or any of its Subsidiaries' approval of such loan or extension of credit or commitment relating thereto; or

                         (t)  agree to do any of the foregoing.
                    5.2. Covenants of Parent. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

                         (a)  solely in the case of Parent, declare
          or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock;

                         (b)  take any action that is intended or
          may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                         (c)  take or cause to be taken any action
          which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Option Agreement; or

                         (d)  amend its Certificate of
          Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Parent Common Stock or the ability of Parent to consummate the transactions contemplated hereby;

                         (e)  make any acquisition that
          individually or in the aggregate can reasonably be expected to materially adversely affect the ability of Parent to consummate the transactions contemplated hereby in a reasonably timely manner, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which Parent or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement; or

                         (f)  agree to do any of the foregoing.

                                  ARTICLE VI

                            ADDITIONAL AGREEMENTS

                    6.1.  Regulatory Matters.  (a)  The parties
          shall cooperate with respect to the preparation of the Proxy Statement and the S-4 and shall promptly file such documents with the FDIC and the SEC, as applicable. Each of the Company and Parent shall use all reasonable efforts to have the S-4 declared effective by the SEC under the Securities Act and the Proxy Statement authorized for use by the FDIC under the Exchange Act as promptly as practicable after the respective filing thereof, and each of the Company and Parent shall thereafter mail the Proxy Statement to each of its respective stockholders. Parent shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

                         (b)  The parties hereto shall cooperate
          with each other and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) (it being understood that, subject to the provisions of Section 5.2(e) hereof, any amendments to the S-4 or a resolicitation of proxies as a consequence of a subsequent proposed merger, stock purchase or similar acquisition by Parent or any of its Subsidiaries shall not violate this covenant). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                         (c)  Parent and the Company shall, upon
          request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                    6.2.  Access to Information.  (a)  Upon
          reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 3, 1996, between Parent and the Company (the "Confidentiality Agreement").

                         (b)  Upon reasonable notice and subject to
          applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

                         (c)  No investigation by either of the
          parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

                    6.3.  Stockholder Meetings.  The Company and
          Parent each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective stockholders to be held as soon as is reasonably practicable after the date on which the S-4 is declared effective by the SEC and the Proxy Statement is authorized for use by the FDIC for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company and Parent each will, through its respective Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board, recommend to its respective stockholders approval of this Agreement and the transactions contemplated hereby. The Company and Parent shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party's stockholders on the same day.

                    6.4.  Legal Conditions to Merger.  Each of
          Parent and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

                    6.5.  Affiliates.  Each of Parent and the
          Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and in any event prior to the earlier of the date of the stockholders meeting called by the Company to approve this Agreement and the date of the stockholders meeting called by Parent to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto (in the case of affiliates of Parent) or 6.5(b) hereto (in the case of affiliates of the Company).

                    6.6. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

                    6.7.  Employee Benefit Plans; Existing
          Agreements; Employment Agreement. (a) As soon as practicable following the Effective Time, the employees of the Company (the "Company Employees") shall be entitled to participate in each of Parent's employee benefit plans (excluding any agreement between the Parent and an employee of the Parent or any of its Subsidiaries) in which similarly situated employees of Parent's wholly owned banking subsidiary participate, to the same extent as comparable employees of Parent's wholly owned banking subsidiary (it being understood that inclusion of Company Employees in Parent's employee benefit plans may occur at different times with respect to different plans). Parent intends to continue, and to cause the Surviving Corporation to continue, each of the existing Plans with respect to which there exists a corresponding Parent employee benefit plan until the date on which the inclusion of Company Employees in Parent's corresponding plan occurs.

                         (b)  With respect to each Parent Plan that
          is an "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company shall be treated as service with the Parent; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

                         (c)  Following the Effective Time, Parent
          shall honor and shall cause the Surviving Corporation to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements, including but not limited to severance benefit plans, as in effect prior to the execution of this Agreement and set forth in Section 6.7(c) of the Company Disclosure Schedule (or as amended to the extent permitted under Section 5.1(k) hereof). The provisions of this Section 6.7(c) are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her heirs and representatives.

                         (d)  Within 20 business days after the
          Effective Time, if Thomas M. O'Brien so elects, Parent, the Surviving Corporation and Mr. O'Brien shall enter into an employment agreement and change-in-control agreement in the form attached as Exhibit 6.7(d)(1) and
          Exhibit 6.7(d)(2) hereto, respectively. The provisions of this Section 6.7(d) are intended to be for the benefit of, and shall be enforceable by, Mr. O'Brien.

                    6.8.  Indemnification.  (a)  In the event of
          any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.8 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this
          Section 6.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                         (b)  Parent shall cause the Company to
          maintain the Company's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of three years following the Effective Time; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b) Parent shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

                         (c)  In the event Parent or the Surviving
          Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

                         (d)  The provisions of this Section 6.8
          are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                    6.9. Subsequent Interim Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of each fiscal year), Parent will deliver to the Company Parent's Quarterly Report on Form 10-Q, as filed with the SEC under the Exchange Act, and the Company will deliver to Parent the Company's Quarterly Report on Form F-4, as filed with the FDIC under the Exchange Act, and as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Parent will deliver to the Company Parent's Annual Report on Form 10-K, as filed with the SEC under the Exchange Act, and the Company will deliver to Parent the Company's Annual Report on Form F-2, as filed with the FDIC under the Exchange Act.

                    6.10. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

                    6.11.  Advice of Changes.  Parent and the
          Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

                    6.12. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. Each of the parties will promptly notify the other of any material change in the normal course of business or in the operation of the properties of it or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it or any of its Subsidiaries, and will keep the other fully informed of such events.

                    6.13. Merger Bank. Parent shall cause Merger Bank to be duly organized and to execute and deliver this Agreement and take all necessary action to complete the transactions contemplated hereby, subject to the terms and conditions hereof.

                    6.14.  Directorships; Advisory Committee.
          (a) Parent shall cause its Board of Directors to be expanded by two members and shall appoint Thomas M. O'Brien and one of the current directors of the Company selected by the Company and approved by Parent (which approval shall not be unreasonably withheld) as nominees (such persons, and any substitute person as provided in the last sentence of this paragraph, the "Nominees") to fill the vacancies on Parent's Board of Directors created by such increase as of the Effective Time. In the event any Nominee shall be nominated and elected to a class of directors of Parent which provides for less than a three-year term following the Effective Time, Parent shall include such person on the list of nominees for director presented by the Board of Directors of Parent and for which said Board shall solicit proxies at the annual meeting of stockholders of Parent following the Effective Time at which directors of Parent are elected for such class. In the event that any Nominee is unable to serve as a director of Parent as a result of illness, death, resignation or any other reason, Parent shall elect a member of the Adisory Committee established pursuant to
          Section 6.14(c) hereof selected by Parent as a substitute nominee in accordance with this Section 6.14(a).

                         (b)  The Company shall cause each of its
          directors other than the Nominees to deliver to Parent duly signed resignations which resignations shall be effective as of the Effective Time.

                         (c)  Parent shall appoint, as of the
          Effective Time, those members of the Company's Board of Directors immediately prior to the Effective Time, other than the Nominees, as well as the Company's existing Director Emeritus, in each case who are willing to serve, as members of a newly formed advisory committee, which committee shall meet at such times and at such places as Parent shall determine. Each such committee member shall receive an annual fee of $35,000, which fee shall be payable in quarterly installments (with the first installment to be paid at the end of the month in which the Effective Time occurs). Parent's obligations under this Section 6.14 shall continue for a period of three years following the Effective Time. The provisions of this Section 6.14(c) are intended to be for the benefit of, and shall be enforceable by, each committee member.

                    6.15.  Accountants' Letters.  Each of Parent
          and the Company shall use its reasonable efforts to cause to be delivered to the other party a letter of its respective independent public accountants dated (i) the date on which the S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to such other party, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Financial Accounting Standards No. 72.

                    6.16. Parent Rights Agreement. Parent agrees that any Parent Rights issued pursuant to the Parent Rights Agreement shall be issued with respect to each share of Parent Common Stock issued pursuant to the terms hereof regardless whether there has occurred a "Distribution Date" under the terms of such Parent Rights Agreement prior to the Effective Time, as well as to take all action necessary or advisable to enable the holder of each such share of Parent Common Stock to obtain the benefit of such Parent Rights notwithstanding their prior distribution, including, without limitation, amendment of the Parent Rights Agreement.

                    6.17. Plan of Integration. During the period from the date of this Agreement to the Effective Time, the Company and Parent shall cooperate with and assist each other in formulating a plan of integration for the Company, Parent and Parent's banking subsidiary.

                    6.18.  Issuance of Treasury Shares.  Parent
          will use all reasonable efforts to reissue the requisite number of shares of Parent Common Stock held as treasury stock as of the date of this Agreement so that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of Parent Common Stock held in Parent's treasury.

                                 ARTICLE VII

                             CONDITIONS PRECEDENT

                    7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                         (a)  Stockholder Approval.  This Agreement
          shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least a majority of the votes cast thereon by the holders of the outstanding shares of Parent Common Stock where the total votes cast by the holders of the Parent Common Stock on such matter exceed 50% of the outstanding shares of Parent Common Stock.

                         (b)  NYSE Listing.  The shares of Parent
          Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                         (c)  Other Approvals.  All regulatory
          approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                         (d)  S-4.  The S-4 shall have become
          effective under the Securities Act, and Parent shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Parent Common Stock in connection with the Merger, and neither the S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                         (e)  No Injunctions or Restraints;
          Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

                    7.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                         (a)  Representations and Warranties.  (I)
          The representations and warranties of the Company set forth in Section 3.2 and Section 3.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (II) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (II), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company; and (III) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause
          (III), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (III), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                         (b)  Performance of Obligations of the
          Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                         (c)  Consents Under Agreements.  The
          consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby).

                         (d)  No Pending Governmental Actions.  No
          proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                         (e)  Federal Tax Opinion.  Parent shall
          have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Parent ("Parent's Counsel"), in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of
          Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Parent, the Company or Merger Bank as a result of the Merger except to the extent the Company or Merger Bank may be required to recognize any income due to the recapture of bad debt reserves. In rendering such opinion, Parent's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, Merger Bank, the Company and others.

                         (f)  Pooling of Interests.  Parent shall
          have received a letter from KPMG Peat Marwick LLP addressed to Parent, dated as of The Effective Time, to the effect that, based on a review of this Agreement and related agreements (including without limitation the agreements referred to in Section 6.5 hereof) and the facts and circumstances then known to it (including without limitation the number of Dissenting Shares, if any, in relation to the number of outstanding shares of Company Common Stock immediately prior to the Effective
          Time), the Merger shall be accounted for as a pooling-of-interests under GAAP.

                    7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                         (a)  Representations and Warranties.  (I)
          The representations and warranties of Parent set forth in
          Section 4.2(b), 4.3(a) and Section 4.3(b) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (II) the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition in this clause (II), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby); and (III) the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause
          (III), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (III), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

                         (b)  Performance of Obligations of Parent.
          Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                         (c)  Consents Under Agreements.  The
          consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby).

                         (d)  No Pending Governmental Actions.  No
          proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                         (e)  Federal Tax Opinion.  The Company
          shall have received an opinion of the Company's Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                         (i)  No gain or loss will be
               recognized by the Company as a result of the Merger, except to the extent the Company or Merger Bank may be required to recognize any income due to the recapture of bad debt reserves;

                         (ii)  No gain or loss will be
               recognized by the shareholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock);

                         (iii)  The aggregate tax basis of the
               Parent Common Stock received by shareholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor.

               In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, the Company and others.

                         (f)  Pooling of Interests.  Parent shall
          have received a letter from KPMG Peat Marwick LLP addressed to Parent, dated as of The Effective Time, to the effect that, based on a review of this Agreement and related agreements (including without limitation the agreements referred to in Section 6.5 hereof) and the facts and circumstances then known to it (including without limitation the number of Dissenting Shares, if any, in relation to the number of outstanding shares of Company Common Stock immediately prior to the Effective
          Time), the Merger shall be accounted for as a pooling-of-interests under GAAP.

                                 ARTICLE VIII

                          TERMINATION AND AMENDMENT

                    8.1.  Termination.  This Agreement may be
          terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and/or Parent:

                         (a)  by mutual consent of the Company and
          Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                         (b)  by either Parent or the Company upon
          written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                         (c)  by either Parent or the Company if
          the Merger shall not have been consummated on or before June 30, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                         (d)  by either Parent or the Company
          (provided that the terminating party shall not be in material breach of any of its obligations under Section
          6.3 and any related obligations hereunder) if any approval of the stockholders of either of the Company or Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

                         (e)  by either Parent or the Company
          (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of a representation or warranty by Parent);

                         (f)  by either Parent or the Company
          (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto; or

                         (g)  by the Company, by action of its
          Board of Directors by giving written notice of such election to Parent within two business days after the Valuation Period (as defined below) in the event the Average Closing Price (as defined below) is less than $24.00 per share; provided, however, that no right of termination shall arise under this Section 8.1(g) if Parent elects within five business days of receipt of such written notice to notify the Company in writing that it has increased the Exchange Ratio such that the value of the product of such increased Exchange Ratio and the Average Closing Price is not less than $37.34 per share. As used herein, the term "Average Closing Price" means the average closing sales price per share of Parent Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive NYSE trading days (the "Valuation Period") ending on the fifth business day prior to the date on which the approval of the transactions contemplated hereby by the Federal Reserve Board is obtained, without regard to any requisite waiting period in respect thereof; provided, however, that if Parent shall elect to modify the structure of the Merger pursuant to Section 9.2 hereof, the Valuation Period shall end on the fifth business day prior to the date on which the approval of the transactions contemplated hereby by the FDIC is obtained, without regard to any requisite waiting period in respect thereof;

                         (h)  by Parent, if the Board of Directors
          of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent; or

                         (i)  by the Company, if the Board of
          Directors of Parent does not publicly recommend in the Proxy Statement that Parent's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of Parent shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the Company.

                    8.2. Effect of Termination; Expenses. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) the last sentence of each of Sections 6.2(a) and 6.2(b), and Sections 8.2 and 9.4, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                    8.3.  Amendment.  Subject to compliance with
          applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Parent; provided, however, that after any approval of this Agreement by Parent's and/or the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                    8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                              GENERAL PROVISIONS

                    9.1.  Closing.  Subject to the terms and
          conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Parent's Counsel unless another time, date or place is agreed to in writing by the parties hereto.

                    9.2. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger such that the Company shall be merged with and into Parent's wholly owned banking subsidiary in existence as of the date of this Agreement; provided, however, that such revised structure shall (i) qualify as, a tax-free reorganization within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of the Company to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests, and (iii) not materially delay the Closing. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                    9.3.  Nonsurvival of Representations,
          Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreement, which shall terminate only as provided therein) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                    9.4.  Expenses.  All costs and expenses
          incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the Company and Parent shall be borne equally by Parent and the Company, provided further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

                    9.5.  Notices.  All notices and other
          communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                         (a)  if to Parent, to:
                              North Fork Bancorporation, Inc.
                              275 Broad Hollow Road
                              Melville, New York 11747
                              Attention:  Chief Executive Officer

                              with a copy to:

                              Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                              New York, New York 10022
                              Attn:  William S. Rubenstein, Esq.

               and

                         (b)  if to the Company, to:

                              North Side Savings Bank
                              170 Tulip Avenue
                              Floral Park, New York 11001
                              Attention:  Thomas M. O'Brien

                              with a copy to:

                              Elias, Matz, Tiernan & Herrick, Esq.
                              734 15th Street N.W.
                              Washington, D.C. 20005
                              Attn:  Timothy B. Matz, Esq.
                                     Gerard L. Hawkins, Esq.

                    9.6. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 15, 1996.

                    9.7.  Counterparts.  This Agreement may be
          executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                    9.8.  Entire Agreement.  This Agreement
          (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Option Agreement.

                    9.9.  Governing Law.  This Agreement shall be
          governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

                    9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of each of Sections 6.2(a) and 6.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of
          Section 6.2(a) and of Section 6.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                    9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                    9.12. Publicity. Except as otherwise required by law or the rules of the NYSE or NASDAQ, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                    9.13.  Assignment; No Third Party
          Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.


                    IN WITNESS WHEREOF, Parent, Merger Bank and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                    NORTH FORK BANCORPORATION, INC.

                                    By: /s/ John Adam Kanas
                                       Name:  John Adam Kanas
                                       Title: Chairman, President and CEO

          Attest:


          Name:
          Title:

                                    MERGER BANK

                                    By:
                                       Name:
                                       Title:

          Attest:


          Name:
          Title:

                                    NORTH SIDE SAVINGS BANK

                                    By: /s/ Thomas M. O'Brien
                                       Name:  Thomas M. O'Brien
                                       Title: President and CEO

          Attest:

                /s/ Judith A. MacGregor
          Name:  Judith A. MacGregor
          Title: Corporate Secretary